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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-59042, 333-64508 and 333-75906) of Billserv, Inc.; (Form S-8
Nos. 333-30962 and 333-82530) pertaining to the 1999 Employee Comprehensive Stock Plan of Billserv, Inc.; (Form S-8 No. 333-30960) pertaining to the 1999 Non-Employee Director Plan of Billserv, Inc.; and (Form S-8 No. 333-30958) pertaining to the Employee Stock Purchase Plan of Billserv, Inc. of our report dated February 5, 2002 with respect to the consolidated financial statements of Billserv, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.



                                                     /s/ Ernst & Young LLP
                                                     Ernst & Young LLP

San Antonio, Texas
March 29, 2002